JPMORGAN MULTI-MANAGER SMALL CAP VALUE FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	 Issue
7/27/04      Zenith National Insurance Corp.

Shares            Price         Amount
7,500            $43.00         $322,500

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.85       N/A 	  0.24%	          0.69%

     Broker
Bank of America Securities

Underwriters of Zenith National Insurance Corp.

Underwriters                    Number of Shares
Banc of America Securities LLC     1,798,000
J.P. Morgan Securities Inc.   	     465,000
Lehman Brothers Inc.   		     465,000
Dowling & Partners Securities LLC    217,000
Ferris, Baker Watts, Inc.   	     155,000
                                  ------------
Total                              3,100,000